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                                                                   EXHIBIT 10.14


                          CAPSTONE TURBINE CORPORATION
                             SEVERANCE PAY PLAN AND
                            SUMMARY PLAN DESCRIPTION

                                   ARTICLE I
                                  INTRODUCTION

Capstone Turbine Corporation (the "Company") hereby establishes, effective as of May 1, 2002, the 2002 Capstone Turbine Corporation Severance Pay Plan (the "Plan"), to provide severance pay benefits for eligible employees whose employment is involuntarily terminated without cause, subject to the terms of the Plan. This document serves as both the Plan document and the summary plan description of the Plan. Except as provided in any individual written contracts, this Plan replaces and supercedes any formal or informal prior severance pay plan, program or arrangement that may have covered you previously as an employee of the Company. The purpose of this Plan is to assist associates in their transition to finding new employment, not to reward an employee for years of service. Benefits paid to an employee hereunder are not earned or otherwise accrued by an associate.

                                   ARTICLE II
                            PARTICIPATION IN THE PLAN

Full-time employees employed by the Company are eligible to receive benefits under the Plan, subject to its terms (hereinafter referred to as "Eligible Employees"). For purposes herein, "full-time" employee means an employee regularly scheduled to work 30 hours per week. Individuals who work for the Company as a temporary, seasonal, intern, leased or independent contractor basis are expressly excluded from participation in this Plan. Executives of the Company who are covered by another plan or contract are also excluded from this Plan. Full-time employees employed by any Company subsidiary within the United States are also covered by this Plan.

                                  ARTICLE III
                               BENEFIT ELIGIBILITY

An Eligible Employee is entitled to benefits under this Plan if, and only if, the Company without "Cause" terminates his/her employment. For purposes herein, "Cause" shall mean violation of company policy, fraud, willful malfeasance (or similar wrongful acts) and continuing (after notice) neglect of job duties. Notwithstanding the foregoing, no Eligible Employee shall be eligible for benefits where, as a result of a Change in Business, as hereinafter defined, he or she become employed or are offered employment by a different employer in substantially the same position as he or she had with the Company. A Change in Business means the sale or transfer of all or a portion of the assets or stock or a merger of Capstone or related companies, or the Company's cessation of conducting certain business activities that are formally or informally transferred to another organization. The Company has the sole and absolute discretion to determine when a reduction in force or job elimination has occurred and will notify you of such determination.

If your regular employment is terminated for any other reason, you will not be entitled to receive any of the benefits offered through this Plan. This means, for example, that if you voluntarily


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resign, are terminated for Cause, then you will not be entitled to receive the benefits offered through this Plan.

Notwithstanding the foregoing, if you refuse a reasonable reassignment to another position with the Company, you will not be considered as terminated due to a reduction in force or job elimination, and will not eligible to receive any benefits under this Plan.

                                   ARTICLE IV
                                SEVERANCE BENEFIT

If you are entitled to benefits under Article III, your severance benefits will be determined under Section 4.01 or Section 4.02, subject to the forfeiture provisions of Section 4.09.

SECTION 4.01. MINIMUM BENEFIT - If you do not execute the General Release & Separation Agreement, as required in Section 4.04, you will receive two (2) weeks of severance pay.

SECTION 4.02. SEVERANCE BENEFIT FORMULA - If you execute the General Release & Separation Agreement, as required in Section 4.04, you will receive the greater of: (i) one (1) week of severance pay for each full year of service with the Company as an Eligible Employee (except for years of service for which severance benefits have previously been paid by Company) for the period ending on the date of your termination; or, (ii) four (4) weeks of severance pay.

SECTION 4.03. PAYMENT. Each week of severance pay equals the weekly compensation regularly paid to you at the time your employment terminates, excluding any overtime pay, bonuses and imputed income. The severance pay benefit will be paid in the same manner as the Company's regular payroll practices during the severance period. Employees will also be paid for any unused vacation time, as defined in the Company's vacation policy, determined as of the termination date, which payment shall be made no later than required by applicable state law.

The payment of benefits hereunder does not extend an individual's employment with the Company. Unless specifically provided for under the Plan or required by applicable law, all benefits cease as of your date of termination, including, but not limited to, healthcare, dental, life, long term disability insurance, holiday pay and vacation accrual.

SECTION 4.04. GENERAL RELEASE & SEPARATION AGREEMENT - To receive benefits under
Section 4.02 of this Plan, you must sign a "General Release & Separation Agreement" in the form prescribed by the Plan Administrator. If you do not sign the "General Release & Separation Agreement," you will receive benefits under
Section 4.01 of this Plan. The General Release & Separation Agreement will include a release and waiver satisfactory to Company, substantially in the form as Exhibit A.

SECTION 4.05. RETIREMENT PLANS - Participation in this Plan is not intended to alter any benefits you are entitled to receive under the Company's retirement plans. Those benefits will continue to be determined by the terms of those plans. For more information, please refer to the plan documents and summary plan descriptions for those plans.


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SECTION 4.06. NON-ALIENATION OF BENEFIT - You may not, in any manner, sell, pledge, transfer, assign, encumber, or otherwise dispose of any severance pay benefit, either voluntarily or involuntarily, before you receive it, and any attempt to do so or to otherwise dispose of any right to benefits under this Plan will be void.

SECTION 4.07. APPLICATION FOR BENEFITS - To receive benefits under this Plan, you must notify the Vice President, Human Resources, by executing and delivering to him the "General Release & Separation Agreement" by no later than the end of the time period set forth in the General Release & Separation Agreement. If you do not receive a benefit to which you believe you are entitled, you may write to the Company at the address set forth in this document and state the benefit to which you believe you are entitled. This writing will be considered a claim for benefits described in the section of this Plan entitled "Claims Procedures."

SECTION 4.08. FORFEITURE. Notwithstanding anything to the contrary set forth herein, any and all remaining severance benefits shall be forfeited and cease immediately upon:

         (1) Any breach of the terms set forth in the General Release & Separation Agreement;

         (2) Your rejection of an offer of re-employment with the Company in the same or an equivalent position; or,

         (3)      Your acceptance of re-employment with the Company.

SECTION 4.09. NO DUPLICATION. An employee of the Company may not receive severance benefits under the Plan and another arrangement with the Company. Such an associate will only be entitled to the severance benefit that provides him with the greatest amount of severance pay.

                                   ARTICLE V
                               PLAN ADMINISTRATOR

The Company is the administrator of the Plan and a named fiduciary within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). As Plan administrator, the Company has discretionary authority to interpret, with discretionary authority, the provisions of the Plan and to resolve, with discretionary authority, all disputed questions of Plan interpretation, including eligibility, rights and status of participants.

                                   ARTICLE VI
                                  MISCELLANEOUS

SECTION 6.01. FUNDING OF PLAN - Payments under the Plan are made directly from the Company's general assets.

SECTION 6.02. CLAIMS PROCEDURES - If you make a claim for benefits and the Company denies the claim, in whole or in part, the Company will give you written notice of the denial within ninety (90) days after the date on which it received the claim. If special circumstances require extension of the ninety (90) day response period, the Company may extend the period for up to


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ninety (90) additional days by notifying you, within the original ninety (90)
day period, of the extension, the reason for it, and when you can expect a decision. The written notice of the denial of a claim will contain the following information:

         (1)      the specific reason or reasons for denial of the claim,

         (2) specific reference to the provisions of the Plan on which the denial is based,

         (3) a description of any additional material or information that you may need to prove the claim, with an explanation as to why the material or information is necessary, and

         (4) an explanation of the right to appeal for review of the claim denial and the procedure for appeal.

If the Company denies your claim, in whole or in part, you have the right to appeal to the Company's Vice President - Human Resources for review of the denial. The following provisions apply to that right of appeal:

         (1) The request for review must be filed with the Company within sixty (60) days following delivery to you of the written notice of denial of the claim.

         (2) The request must be in writing signed by you or your authorized representative.

         (3) You have the right, upon request, to review records and documents in the Company's possession relating to the claim.

         (4) You may submit issues, arguments, and other comments in writing to the Company, with any documentary evidence in support of the claim.

         (5) The Company's decision must be given to you in writing within sixty (60) days after receipt of your request for review. If special circumstances require extension of the sixty (60) day response period, the Company may extend the period for up to sixty (60) additional days by notifying you, within the original sixty (60) day period, of the extension, the reason for it, and when you can expect a decision. The decision on review must state specific reasons for the decision, including specific reference to the Plan provision or provisions on which the decision is based.

SECTION 6.03. PARTICIPANTS' RIGHTS UNDER ERISA - The following lengthy statement concerning rights of participants under ERISA is required by regulations issued by the U.S. Department of Labor:

As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to examine, without charge, at the Company's offices, all Plan documents, including copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports and summary plan descriptions. All Plan


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participants may obtain copies of all Plan documents and other Plan information upon written request to the Company. The Company may make a reasonable charge for the copies. Plan participants shall receive a summary of the Plan's annual financial report, if the Plan is required by law to file one. In that event, the Company is required by law to furnish each participant with a copy of the summary annual report.

In addition to creating rights for Plan participants, ERISA imposes obligations upon the persons who are responsible for the operation of the Plan. These persons are referred to as "fiduciaries" in the law. Fiduciaries must act solely in the interest of the Plan participants, and they must exercise prudence in the performance of their Plan duties. No one, including your Company, may fire you or discriminate against you to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the denial. You have the right to have the Plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce these rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Company to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the Company's control. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, of if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees - for example, if it finds your claim is frivolous. If you have any questions about your Plan, you should contact the Company. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

SECTION 6.04. AMENDMENT AND TERMINATION - The Company has the right to amend or terminate the Plan at any time.

SECTION 6.05. SPECIFIC INFORMATION ABOUT THE PLAN -

Name of Plan:                Capstone Turbine Corporation. Severance Pay Plan

Plan Number:                 506

Name, Address, and           Capstone Turbine Corporation
Telephone Number of          21211 Nordhoff Street
Plan Sponsor:                Chatsworth, CA 91311
                             818 734 5300


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Plan Sponsor's Federal
Identification Number:

Name, Address and            Capstone Turbine Corporation
Telephone Number of          21211 Nordhoff Street
Plan Administrator:          Chatsworth, CA 91311
                             818 734 5300

Type of Plan:                Welfare benefit plan providing severance pay
                             benefits to all Eligible Associates.

Agent for Service of         General Counsel
Legal Process:               Capstone Turbine Corporation
                             21211 Nordhoff Street
                             Chatsworth, CA 91311

Date of End of Plan Year:    December 31
Basis of Keeping Records:    Plan Year

         IN WITNESS WHEREOF, Capstone Turbine Corporation has executed this Severance Pay Plan effective the 1st day of May, 2002.

                                        Capstone Turbine Corporation


                                        By: /s/ AKE ALMGREN


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                             FIRST AMENDMENT TO THE
                        2002 CAPSTONE TURBINE CORPORATION
                               SEVERANCE PAY PLAN


         The 2002 Capstone Turbine Corporation Severance Pay Plan (the "Plan") hereby is amended, effective February 4, 2003, to read as follows:

                                       I.

         Section 4.02 of the Plan is amended in its entirety to read as follows:

         "SECTION 4.02. SEVERANCE BENEFIT FORMULA - If you execute the General Release & Separation Agreement, as required in Section 4.04, you will receive the following benefits:

                  (1) If at the time of termination of your employment with the Company, you are an employee of the Company other than a Director or Executive, you will receive one
                           (1) week of severance pay for each full year of service with the Company as an Eligible Employee (except for years of service for which severance benefits have previously been paid by Company) for the period ending on the date of your termination; provided, however, that benefits payable under this
                           Section 4.02(1) will not be less than four (4) weeks of severance pay, or more than twelve (12) weeks of severance pay;

                  (2) If at the time of termination of your employment with the Company, you are a Director of the Company, you will receive two (2) weeks of severance pay for each full year of service with the Company as an Eligible Employee (except for years of service for which severance benefits have previously been paid by Company) for the period ending on the date of your termination; provided, however, that benefits payable under this Section 4.02(2) will not be less than four
                           (4) weeks of



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                           severance pay, or more than twelve (12) weeks of
                           severance pay;

                  (3) If at the time of termination of your employment with the Company, you are an Executive of the Company, you will receive twenty-six (26) weeks of severance pay.

         For purposes of this Section 4.02, 'Executive' shall mean any employee of the Company who reports directly to the President and Chief Executive Officer of the Company, and 'Director' shall mean any employee of the Company who reports directly to an Executive of the Company and makes greater than or equal to Eighty-Five Thousand Dollars ($85,000) in annual base salary.

                                       II.

         In all other respects, the Plan will remain in full force and effect.

                                            CAPSTONE TURBINE CORPORATION


                                            By: /s/ EMILY M. LIGGETT
                                            Title: Chief Operating Officer


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